EXHIBIT 3.3
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
TRIAD FINANCIAL SM LLC
     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Triad Financial SM LLC (the “Company”), dated as of December 31, 2008, by Triad Financial Holdings LLC, as the sole member of the Company (the “Member”). Capitalized terms used but not otherwise defined herein are defined in Article X hereof.
WITNESSETH :
     WHEREAS, the Member is a party to that certain Limited Liability Company Agreement of Triad Financial SM LLC, dated as of December 29, 2008 (the “Original LLC Agreement”). The Member desires to amend and restate the Original LLC Agreement effective as of the date hereof for purposes of changing the terms of the Original LLC Agreement as set forth herein. Upon execution and delivery of this Agreement by the Member, this Agreement shall be binding on the Member and the Original LLC Agreement shall be superseded by this Agreement and cease to be of any further force or effect, subject to Section 11.14 below.
     NOW, THEREFORE, in consideration of the promises and the covenants and provisions hereinafter contained, the Member hereby adopts the following:
ARTICLE I
ORGANIZATIONAL AND OTHER MATTERS
     Section 1.1 Formation. The Company has been organized as a Delaware limited liability company by the filing with the Secretary of State of the State of Delaware of the certificate of formation of the Company (the “Certificate”) under and pursuant to the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor thereto (the “DLLCA”) and shall be continued in accordance with this Agreement.
     Section 1.2 The Certificate, Etc. The Certificate was filed with the Secretary of State of the State of Delaware on December 22, 2008. The Member hereby agrees to execute, file and record all such other certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.
     Section 1.3 Name. The name of the Company is Triad Financial SM LLC. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Board (as defined in Section 5.1(a)). The Board may, in its sole discretion, change the name of the Company from time to time. In any such event, the Board shall promptly file or caused to be filed in the office of the Secretary of State of Delaware an amendment to the Certificate reflecting such change of name.
     Section 1.4 Limited Liability. Except as otherwise provided by the DLLCA, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor any Manager shall be obligated personally for any of such debts, obligations or liabilities solely by reason of being a member or manager of the Company.
     Section 1.5 Registered Office and Agent. The registered office of the Company required by the DLLCA to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or persons as the Board may designate from time to time in the manner provided by law. The Company’s principal place of business shall be 5201 Rufe Snow Drive, North Richland Hills, Texas 76180. The Board may change such registered office, registered agent, or principal place of business from time to time. The Company may from time to time have such other place or places of business within or without the State of Delaware as may be determined by the Board.
     Section 1.6 Foreign Qualifications. The Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board, with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction. At the request of the Board or any Officer, the Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.
     Section 1.7 Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year, or such other annual accounting period as may be established by the Board.
     Section 1.8 Books and Records. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Board. All matters concerning accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board.
     Section 1.9 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the DLLCA and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article VIII.
     Section 1.10 No State-Law Partnership. The Company intends that it shall not be a partnership or a joint venture for any reason other than for United States federal income and, if applicable, state or local income tax purposes, and no provision of this Agreement shall be construed otherwise.

     Section 1.11 Certification of Units. The Company may in its discretion issue certificates to the Member representing the Units held by the Member.
ARTICLE II
PURPOSE AND POWERS
     Section 2.1 Purpose of the Company. The purpose and business of the Company shall be to engage in any lawful act or activity which may be conducted by a limited liability company formed pursuant to the DLLCA and engaging in all activities necessary or incidental to the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.
     Section 2.2 Powers of the Company. Subject to the provisions of this Agreement, the Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company.
ARTICLE III
CAPITAL ACCOUNTS
     Section 3.1 Establishment and Determination of Capital Accounts. The Company shall maintain a separate capital account (“Capital Account”) for each Member. The name, residence, business or mailing address of the Member, the Capital Contributions of such Member and the number and type of Units owned by such Member are set forth on Schedule A attached hereto, as amended from time to time in accordance with the terms of this Agreement. The Member has made its aggregate initial Capital Contribution to the Company. The Member on the date hereof shall make an additional Capital Contribution to the Company in respect of the Series 1 Preferred Units held by the Member. The Capital Account of each Member shall consist of such Member’s initial Capital Contribution and shall be (a) increased by any additional Capital Contributions made by such Member pursuant to the terms of this Agreement and such Member’s share of items of income and gain allocated to such Member pursuant to Article IV hereof, (b) decreased by such Member’s share of items of loss, deduction and expense allocated to such Member pursuant to Article IV hereof and any distributions to such Member of cash or the fair market value of any other property (net of liabilities assumed by such Member and liabilities to which such property is subject) distributed to such Member and (c) adjusted as otherwise required by the Code and regulations thereunder, including but not limited to, the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Any references in this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be increased or decreased or otherwise from time to time as set forth above.
     Section 3.2 Computation of Amounts. For purposes of computing the amount of any item of Company income, gain, loss, or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition, and classification of any such item shall be the same as its determination, recognition, and classification for federal income tax purposes (including any method of depreciation, cost recovery, or amortization used for this purpose).
     Section 3.3 Negative Capital Accounts. No Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).
     Section 3.4 No Withdrawals. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided herein or in the other agreements referred to herein.
     Section 3.5 Loans from the Member. Loans by the Member to the Company shall not be considered Capital Contributions. If the Member shall loan funds to the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Member. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.
ARTICLE IV
DISTRIBUTIONS AND ALLOCATIONS
     Section 4.1 Distributions.
     (a) Distributions Generally. Except as otherwise set forth in this Section 4.1 and Section 18-607 of the DLLCA, the Board may in its sole discretion make Distributions at any time or from time to time. All Distributions shall be made only in the following order and priority:
          (i) first, to the holders of Series 1 Preferred Units (in the proportion that each holder’s share of Series 1 Unpaid Yield bears to the aggregate Series 1 Unpaid Yield), an amount equal to the aggregate Series 1 Unpaid Yield until the aggregate Series 1 Unpaid Yield with respect to such holder’s Series 1 Preferred Units has been reduced to zero;
          (ii) second, to the holders of Series 1 Preferred Units (in the proportion that each holder’s share of Series 1 Unreturned Capital bears to the aggregate Series 1 Unreturned Capital), an amount equal to the aggregate Series 1 Unreturned Capital until the aggregate Series 1 Unreturned Capital with respect to such holder’s Series 1 Preferred Units has been reduced to zero; and
          (iii) third, to the holders of Common Units (pro-rata according to such holder’s ownership of Common Units immediately prior to such Distribution), all remaining amounts.
     Section 4.2 Series 1 Preferred Units. The Series 1 Preferred Units shall not be redeemable at the option of any holder of Series 1 Preferred Units; the Company may only redeem the Series 1 Preferred Units at its option. The Series 1 Preferred Units shall not be convertible or exchangeable. The Series 1 Preferred Units are not entitled to any preemptive rights to acquire any unissued Units of the Company, now or hereafter authorized, or any other securities of the Company, whether ore not convertible into Units of the Company or carrying a right to subscribe to or acquire any such Units. The Company shall not issue any additional Series 1 Preferred Units without the prior written consent of a majority of the holders thereof, which consent may be withheld in their reasonable discretion.
     Section 4.3 Allocations Generally. Profits and Losses for any Fiscal Year shall be allocated among the Members in such a manner that, as of the end of such Fiscal Year, the sum of (i) the Capital Account of each Member, (ii) such Member’s share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)), and (iii) such Member’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)) shall be equal to the respective net amounts that would be distributed to them, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Book Value, and (ii) distribute the proceeds of liquidation pursuant to Section 8.3.
     Section 4.4 Transfer of Capital Accounts.
     If a Member transfers an interest in the Company to a new or existing Member, the transferee Member shall succeed to that portion of the transferor’s Capital Account that is attributable to the transferred interest. Any reference in this Agreement to a Capital Contribution of, or Distribution to, a Member that has succeeded any other Member shall include any Capital Contributions or Distributions previously made by or to the former Member on account of the interest of such former Member transferred to such Member. In the event that Triad Financial Holdings LLC is no longer the sole Member, the Company will promptly prepare amendments to this Agreement to the extent necessary to reflect that there are several Members and such other matters as may be agreed among the Company and the Members. The expense of the foregoing amendments will be paid by the Company.
ARTICLE V
MANAGEMENT OF THE COMPANY
     Section 5.1 Manager-Managed.
     (a) Except for situations in which the approval of the Member is required by this Agreement or by non-waivable provisions of applicable law, (x) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, one or more Managers appointed as provided in Section 5.2(a) (each, a “Manager” and collectively, the “Board”) and (y) the Board may make all decisions and take all actions for the Company not otherwise provided for in this Agreement.
     (b) The Board may act (A) by resolutions adopted at a meeting and by written consents pursuant to Section 5.3, (B) by delegating power and authority to committees pursuant to Section 5.4, and (C) by delegating power and authority to any officer appointed pursuant to Section 5.5 (each, an “Officer”).
     (c) The Member acknowledges and agrees that no Manager shall, as a result of being a Manager (as such), be bound to devote all of his business time to the affairs of the Company, and that he and his Affiliates do and will continue to engage for their own account and for the accounts of others in other business ventures.

     (d) The management of the business and affairs of the Company by the Officers and the exercising of their powers shall be conducted under the supervision of and subject to the approval of the Board.
     (e) Except as otherwise required by this Agreement or by law, the holders of Series 1 Preferred Units shall not be entitled to a vote on matters submitted to the holders of Units for a vote.
     Section 5.2 Appointment.
     (a) Number. The number of Managers shall be fixed from time to time by the Member. The Member shall have the right to remove and replace any Manager at any time and for any reason. Any vacancy in any Manager position may be filled by the Member; and any Manager so chosen shall hold office until (i) removed with or without cause by the Member, (ii) such Manager’s successor shall be duly elected and appointed by the Member or (iii) such Manager’s death, disability or resignation. The number of initial Managers shall be eight (8)). The initial Managers were Philip A. Canfield, David A. Donnini, Aaron D. Cohen, Donald J. Edwards, J. Randy Staff, Carl B. Webb, Daniel D. Leonard and Gerald J. Ford.
     (b) Resignation. The Managers shall serve from their designation in accordance with the terms hereof until their resignation, death or removal in accordance with the terms hereof. Managers need not be Members and need not be residents of the State of Delaware. A Person shall become a Manager effective upon receipt by the Company at its principal place of business of a written notice addressed to the Managers (or at such later time or upon the happening of some other event specified in such notice) of such Person’s designation. A Manager may resign as such by delivering his, her or its written resignation to the Company at the Company’s principal office addressed to the Managers. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.
     (c) Removal. The removal of any Manager from the Board or any of its committees (with or without cause) shall become effective upon the written request of the Member.
     (d) Vacancies. A vacancy in the Board because of resignation, death or removal of a Manager shall be filled by the Member. If the Member fails to appoint a Manager pursuant to the terms of this Section 5.2, such position in the Board shall remain vacant until the Member exercises its right to appoint a Manager as provided hereunder.
     (e) Reimbursement. The Company shall pay all reimbursable out-of-pocket costs and expenses incurred by each Manager incurred in the course of their service hereunder, including in connection with attending regular and special meetings of the Board and/or any of their respective committees.
     (f) Compensation of Managers. Except as approved by the Member, Managers shall receive no compensation for serving in such capacity.
     (g) Reliance by Third Parties. Any Person dealing with the Company, other than the Member, may rely on the authority of the Board (or any Officer authorized by the Board) in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Every agreement, instrument or document executed by the Board (or any Officer authorized by the Board) in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company and (iii) the Board or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.
     Section 5.3 Board Meetings and Actions by Written Consent
     (a) Quorum; Voting. A majority of the total number of Managers then serving on the Board (i.e., excluding any vacancies on the Board) must be present (including pursuant to Section 5.3(h)) in order to constitute a quorum for the transaction of business of the Board, and except as otherwise provided in this Agreement, the act of a majority of the total number of Managers then serving on the Board (i.e., excluding any vacancies on the Board) at a meeting of the Board at which a quorum is present shall be the act of the Board. A Manager who is present at a meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.
     (b) Place; Attendance. Meetings of the Board may be held at such place or places as shall be determined from time to time by resolution of the Board. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     (c) Meeting In Connection With Member Meeting. In connection with any meeting of the Member, the Managers may, if a quorum is present, hold a meeting for the transaction of business immediately after and at the same place as such meeting of the Member. Notice of such meeting at such time and place shall not be required.
     (d) Time, Place and Notice. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Notice of such meetings shall not be required.
     (e) Special Meetings. Special meetings of the Board may be called by any Manager on at least 24 hours’ notice to each other Manager. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for in this Agreement.

     (f) Chairman and Vice Chairman. The Board shall designate one of the Managers to serve as chairman (the “Chairman”) and a different Manager to serve as vice chairman (the “Vice Chairman”). The Chairman shall preside at all meetings of the Board. If the Chairman is absent at any meeting of the Board, the Vice Chairman shall preside over such Board meeting. If the Chairman and Vice Chairman are absent, the Managers present shall designate a member to serve as interim chairman for that meeting. Neither the Chairman nor Vice Chairman, except in their capacity as an Officer, shall have the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure or incur any obligation on behalf of the Company or authorize any of the foregoing.
     (g) Board Meetings. There shall be meetings of the Board from time to time as requested by the Member.
     (h) Action by Unanimous Written Consent or Telephone Conference. Any action permitted or required by the DLLCA, the Certificate or this Agreement to be taken at a meeting of the Board or any committee designated by the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all of the Managers or members of that committee, as the case may be. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in Person at a meeting of the Board or any such committee, as the case may be. A consent transmitted by electronic transmission by a Member or Manager shall be deemed to be written and signed for purposes of this Agreement. Subject to the requirements of the DLLCA, the Certificate or this Agreement for notice of meetings, unless otherwise restricted by the Certificate, the Managers or members of any committee designated by the Board may participate in and hold a meeting of the Board or any committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in Person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     Section 5.4 Committees; Delegation of Authority and Duties.
     (a) Committees; Generally. The Board may, from time to time, designate one or more committees. Any such committee, to the extent provided in the enabling resolution or in the Certificate or this Agreement, shall have and may exercise all of the authority of the Board. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum, and the affirmative vote of a majority of the members present shall be necessary for the adoption of any resolution. The Board may dissolve any committee at any time, unless otherwise provided in the Certificate or this Agreement.
     (b) Audit Committee. The Board may establish an audit committee to select the Company’s independent accountants and to review the Company’s interim financial statements and the annual audit of the Company’s financial statements conducted by such accountants.

     (c) Delegation; Generally. The Board may, from time to time, delegate to one or more Persons (including any Manager or Officer) such authority and duties as the Board may deem advisable. The Board also may assign titles (including chairman, chief executive officer, president, vice president, secretary, assistant secretary, treasurer and assistant treasurer) to any Manager, Member or other individual and may delegate to such Manager, Member or other individual certain authority and duties. Any number of titles may be held by the same Manager, Member or other individual. Any delegation pursuant to this Section 5.4(c) may be revoked at any time by the Board.
     (d) Third-party Reliance. Any Person dealing with the Company, other than a Member, may rely on the authority of any Officer in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.
     Section 5.5 Officers.
     (a) Designation and Appointment. The Board may (but need not), from time to time, designate and appoint one or more Persons as an Officer of the Company. No Officer need be a resident of the State of Delaware, a Member or a Manager. Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers. Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such Officer by the Board pursuant to the third sentence of this Section 5.5(a) or (ii) any delegation of authority and duties made to one or more Officers pursuant to the terms of Section 5.4(c) and 5.5(c). Each Officer shall hold office until such Officer’s successor shall be duly designated and shall qualify or until such Officer’s death or until such Officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Board.
     (b) Resignation. Any Officer (subject to any contract rights available to the Company, if applicable) may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, by the Board in its discretion at any time; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an Officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Board.
     (c) Duties of Officers; Generally. The following Officers, to the extent such Officers have been appointed by the Board, shall have the following duties:
          (i) Chief Executive Officer. The initial chief executive officer of the Company shall be Daniel D. Leonard. Subject to the powers of the Board, the chief executive officer of the Company shall be in the general and active charge of the entire business and affairs of the Company, and shall be its chief policy-making Officer. The president, chief financial officer and each other senior Officer of the Company shall report directly to the chief executive officer. The chief executive officer shall see that all orders and resolutions of the Board are carried into effect. The Company’s chief executive officer’s responsibilities will also include setting corporate strategy. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the Board.
          (ii) President. The president shall, subject to the powers of the Board and the chief executive officer, be the chief administrative officer of the Company and shall have general charge of the business, affairs and property of the Company, and control over its Officers (other than the chief executive officer), agents and employees. The president shall see that all orders and resolutions of the Board and the chief executive officer are carried into effect. He or she shall be responsible for the employment of employees, agents and Officers (other than the chief executive officer) as may be required for the conduct of the business and the attainment of the objectives of the Company. He or she shall have authority to suspend or to remove any employee, agent or Officer (other than the chief executive officer) of the Company and, in the case of the suspension for cause of any such Officer, to recommend to the Board what further action should be taken. In the absence of the president, his or duties shall be performed and his or her authority may be exercised by the chief executive officer. In the absence of the president and the chief executive officer, the duties of the president shall be performed and his or her authority may be exercised by such Officer as may have been designated as the most senior Officer of the Company. The president shall have such other powers and perform such other duties as may be prescribed by the chief executive officer or the Board.
          (iii) Chief Financial Officer. The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and units of the Company. The chief financial officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The chief financial officer shall have such other powers and perform such other duties as may be prescribed by the chief executive officer or the Board.
          (iv) Vice President(s). The vice president(s) shall perform such duties and have such other powers as the chief executive officer, the president, the chief operating officer or the Board may from time to time prescribe, and may have such further denominations as “Executive Vice President,” “Senior Vice President,” “Assistant Vice President,” and the like.
          (v) Secretary.
                    (A) The secretary shall attend all meetings of the Board and shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees of the Board when required.

                    (B) The secretary shall keep all documents as may be required under the DLLCA or this Agreement. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the Board. The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.
                    (C) If the Board chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of their seniority, in the absence, disability or inability to act of the secretary, shall perform the duties and exercise the powers of the secretary, and shall perform such other duties as the Board may from time to time prescribe.
     Section 5.6 Approval Rights.
     (a) Negative Covenants. The Company shall not, without the prior written consent of the Member:
          (i) directly or indirectly make any distributions upon any of its equity securities;
          (ii) enter into, or permit any Subsidiary to enter into, any joint venture or similar transaction;
          (iii) enter into any agreement or arrangement that materially limits or otherwise restricts the Company or any of its Subsidiaries from engaging or competing in any material line of business or in any material geographic area;
          (iv) enter into, or permit any Subsidiary to enter into, any transaction with any of its or any Subsidiary’s Officers, directors, managers, members, employees or Affiliates or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person or individual owns a beneficial interest, except for normal employment arrangements and benefit programs on reasonable terms and except as otherwise expressly contemplated by this Agreement and the agreements contemplated hereby;
          (v) directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any equity securities of the Company or any Subsidiaries (including, without limitation, warrants, options and other rights to acquire such equity securities), other than repurchases of equity securities from employees of the Company or any Subsidiary upon termination of employment pursuant to contractual arrangements approved by the Board;
          (vi) except as expressly contemplated by this Agreement, authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise), or permit any Subsidiary to authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise) of, (A) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features) or (B) any class, series, shares or units of equity securities (or any securities convertible into or exchangeable for any equity securities) of the Company or any

Subsidiaries or rights, warrants or options to acquire or any security convertible into any equity securities of the Company or any Subsidiaries, other than the issuance of equity securities by a Subsidiary to the Company or another Subsidiary and other than the issuance of equity securities pursuant to the Company’s long-term incentive plan as approved by the Board;
          (vii) create, incur, assume, refinance or suffer to exist, or permit any Subsidiary to create, incur, assume, refinance or suffer to exist, third party Indebtedness exceeding an aggregate principal amount of $50,000,000 outstanding at any time on a consolidated basis (whether by way of authorizing, issuing or entering into any agreement providing for the issuance (contingent or otherwise) of, any notes or debt securities or entering into any contract or agreement regarding third party debt financing or otherwise), except for Indebtedness secured by receivables or financial assets (including, without limitation, Indebtedness incurred pursuant to the New Facility, the Senior Unsecured Demand Notes, and the High Yield Debt (each as defined in the Member LLC Agreement)); provided that entry into any agreement for the refinancing of more than $200,000,000 of such Indebtedness secured by receivables or financial assets shall require the prior written consent of the holders of the Required Interest;
          (viii) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than a wholly-owned Subsidiary);
          (ix) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 10% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with United States generally accepted accounting principles consistently applied, or fair market value, determined by the Board in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales of motor vehicle installment sales contracts and installment loans in the ordinary course of business);
          (x) voluntarily initiate a liquidation, dissolution or winding up of the Company or any Subsidiary, or a recapitalization or reorganization of the Company or any Subsidiary in any form of transaction (including, without limitation, any reorganization into a corporation or a partnership), or permit the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the Company or any of its Subsidiaries;
          (xi) change the corporate or organizational structure of the Company or any of its Subsidiaries;
          (xii) acquire, or permit any Subsidiary to acquire, any interest in any business (whether by a purchase of assets, purchase of securities, merger or otherwise) involving aggregate consideration (including, without limitation, the assumption of liabilities) exceeding $35,000,000;
          (xiii) acquire portfolios of securities (including auto loan portfolios) for aggregate consideration of more than $100,000,000 in any transaction or series of related transactions;

          (xiv) enter into the ownership, active management or operation of any business other than the ownership of the securities of its Subsidiaries or permit any Subsidiary to enter into the ownership, active management or operation of any business other than a business in the automobile loan industry;
          (xv) become subject to, or permit any of its Subsidiaries to become subject to, any agreement or instrument that by its terms would (under any circumstances) restrict (A) the right of any Subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, the Company or any Subsidiary or (B) the Company’s right to perform the provisions of this Agreement and the agreements contemplated hereby;
          (xvi) amend, alter or repeal, or permit the Company or any Subsidiary to amend, alter or repeal, by merger, consolidation, combination, reclassification or otherwise, the certificate of incorporation, bylaws, certificate of formation or limited liability company agreement, as applicable, of the Company or any of its Subsidiaries;
          (xvii) except as expressly contemplated by this Agreement, make any amendment to the Company’s certificate of formation;
          (xviii) terminate the employment of, appoint or hire, or enter into, amend or modify any employment agreement or arrangement with, the Chief Executive Officer of the Company, other than a termination of employment and/or modification to such agreement or arrangement that does not materially change the severance or other terms of such agreement or arrangement;
          (xix) settle or compromise any pending or threatened suit, action or claim of the Company or any of its Subsidiaries in excess of $5,000,000;
          (xx) appoint or remove the independent auditor of the Company or any of its Subsidiaries;
          (xxi) approve the annual budget (and significant variances from the budget) of the Company and its Subsidiaries;
          (xxii) make, or permit any Subsidiary to make, any capital expenditures (including, without limitation, payments with respect to capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied) exceeding an amount that is $1.0 million greater than the amount set forth in the then current annual budget approved pursuant to paragraph (xxi) above in the aggregate on a consolidated basis during any twelve-month period; or
          (xxiii) make any material changes in the accounting policies of the Company or any of its Subsidiaries.
     (b) Other Covenants.

          (i) The Company shall not, nor shall it permit any Subsidiary to, disclose any Person’s name or identity as a direct or indirect investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of the Member, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to the Member describing in reasonable detail the proposed content of such disclosure and shall permit the Member to review and comment upon the form and substance of such disclosure.
          (ii) In connection with any transaction in which the Company is involved that is required to be reported under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time (the “HSR Act”), the Company shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice which may be required to comply with the HSR Act, and shall promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings, in connection with such transaction. The Company shall take all reasonable actions and shall file and use reasonable best efforts to have declared effective or approved all documents and notifications with any governmental or regulatory bodies, as may be necessary or may reasonably be requested under federal antitrust laws for the consummation of such transaction. Notwithstanding the foregoing, if any direct or indirect investor in the Company, rather than the Company, is required to make a filing under the HSR Act in connection with such a transaction, the Company will provide to such investor all necessary information for such filing, will facilitate such filing and will pay all fees and expenses associated with such filing.
     (c) Special Board Approval. The Company shall not, without specific Board approval, enter into, or permit any Subsidiary to enter into, any agreement or arrangement that provide for payments to or from the Company or any Subsidiary in excess of $35,000,000 (other than securitization transactions in the ordinary course of business).
     Section 5.7 Other Activities. Neither this Agreement nor any principle of law or equity shall preclude or limit, in any respect, the right of the Member, any Manager or their respective Affiliates to engage in or derive profit or compensation from any other activities or investments, including, without limitation, those that may be deemed competitive with the Company.
ARTICLE VI
EXCULPATION AND INDEMNIFICATION
     Section 6.1 Exculpation. No Officer, other employee of the Company or Manager shall be liable to any other Officer, other employee of the Company, Manager, the Company or to the Member for any loss suffered by the Company unless such loss is caused by such Person’s bad faith, gross negligence or willful misconduct. The Officers, other employees of the Company and Managers shall not be liable for errors in judgment or for any acts or omissions that do not constitute bad faith, gross negligence or willful misconduct. Any Officer, other employee of the Company or Manager may consult with counsel and accountants in respect of Company affairs, and provided such Person acts in good faith reliance upon the advice or opinion of such counsel or accountants, such Person shall not be liable for any loss suffered by the Company in reliance thereon.
     Section 6.2 Right to Indemnification. Subject to the limitations and conditions as provided in this Article VI, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member, Manager, Officer or other employee of the Company, or while a Member, Manager, Officer or employee of the Company is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted by the DLLCA, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VI shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VI shall be deemed contract rights, and no amendment, modification or repeal of this Article VI shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VI could involve indemnification for negligence or under theories of strict liability.
     Section 6.3 Advance Payment. Reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 6.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction in a final and non-appealable judgment that he or she is not entitled to be indemnified by the Company.
     Section 6.4 Indemnification of Employees and Agents. The Company, by adoption of a resolution of the Board, may indemnify and advance expenses to an agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Persons who are not or were not Managers, Officers or employees of the Company but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to Managers, Officers and employees of the Company under this Article VI.

     Section 6.5 Appearance as a Witness. Notwithstanding any other provision of this Article VI, the Company shall pay or reimburse reasonable out-of-pocket expenses incurred by a Manager, Officer or employee of the Company in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.
     Section 6.6 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right which a Manager, Officer, employee or other Person indemnified pursuant to Section 6.2 may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, agreement, vote of Members or disinterested Managers or otherwise.
     Section 6.7 Insurance. The Company shall purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager, Officer, employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited ability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VI.
     Section 6.8 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, Officer, employee or any other Person indemnified pursuant to this Article VI as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE VII
TRANSFER OF MEMBERSHIP INTERESTS
     Subject to the consent of the Required Interest, the Member may assign all or any portion of such Member’s limited liability company interest in the Company at any time. Upon any such assignment, the assignee shall succeed to the rights and obligations of the Member in respect of its interests in the Company so transferred and (i) upon the assignment of 100% of the outstanding interest in the Company held by a single member to one or more assignees, each such assignee shall become a member of the Company; (ii) upon any other assignment of an interest in the Company, such assignee shall become a member in the Company upon the consent of all members other than the assigning member or, if the assigning member shall be the sole member immediately prior to such assignment, upon the consent of such assigning member. Notwithstanding anything to the contrary contained herein, no such transfer of a member’s interest in the Company shall operate to dissolve the Company.

ARTICLE VIII
DISSOLUTION AND LIQUIDATION
     Section 8.1 Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following (i) the written consent of the Member and (ii) the entry of a decree of judicial dissolution under Section 18-802 of the DLLCA; provided, that notwithstanding the foregoing, the Company shall not dissolve upon the occurrence of any of the events described in Section 18-801(a)(4) of the DLLCA (including, without limitation, the death or bankruptcy of the Member).
     Section 8.2 Effect of Dissolution. Upon dissolution, the Company shall cease carrying on its business but shall not terminate until the winding up of the affairs of the Company is completed, the assets of the Company shall have been distributed as provided below and the Certificate of the Company shall have been cancelled in the manner required by the DLLCA.
     Section 8.3 Liquidation Upon Dissolution. Upon the dissolution of the Company, sole and plenary authority to effectuate the liquidation of the assets of the Company shall be vested in the Member, which shall have full power and authority to sell, assign and encumber any and all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner. The proceeds of liquidation of the assets of the Company distributable upon a dissolution and winding up of the Company shall be applied in the following order of priority:
     (a) first, to the creditors of the Company, including creditors who are members, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and
     (b) thereafter, to the holders of the Units in accordance with Section 4.1(a).
     Any non-cash assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 4.3. In making such distributions, the liquidators shall allocate each type of asset (i.e., cash, cash equivalents, securities, etc.) among the Members ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder. Any such distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreement governing such assets (or the operation thereof or the holders thereof) at such time.
     The distribution of cash and/or property to a Member in accordance with the provisions of this Section 8.3 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the DLLCA. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

     Section 8.4 Winding Up and Certificate of Cancellation. The winding up of the Company shall be completed when all of its debts, liabilities, and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Member. Upon the completion of the winding up of the Company, the Certificate of the Company shall be cancelled in the manner required by the DLLCA.
ARTICLE IX
VALUATION
     Section 9.1 Determination. Subject to Section 9.2, the Fair Market Value of the assets of the Company or of a Unit will be determined by the Board (or, if pursuant to Section 8.3, the liquidators) in its good faith judgment in such manner as its deems reasonable and using all factors, information and data deemed to be pertinent.
     Section 9.2 Fair Market Value. “Fair Market Value” of (i) a specific Company asset will mean the amount which the Company would receive in an all-cash sale of such asset (free and clear of all Liens and after payment of all liabilities secured only by such asset) in an arms-length transaction with an unaffiliated third party consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale); and (ii) the Company will mean the amount which the Company would receive in an all-cash sale of all of its assets and businesses as a going concern (free and clear of all Liens and after payment of indebtedness for borrowed money) in an arms-length transaction with an unaffiliated third party consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (assuming that all of the proceeds from such sale were paid directly to the Company other than an amount of such proceeds necessary to pay transfer taxes payable in connection with such sale, which amount will not be received or deemed received by the Company). After a determination of the Fair Market Value of the Company is made as provided above, the Fair Market Value of a Unit will be determined by making a calculation reflecting the cash distributions which would be made to the Members in accordance with this Agreement in respect of such Unit if the Company were deemed to have received such Fair Market Value in cash and then distributed the same to the Members in accordance with the terms of this Agreement incident to the liquidation of the Company after payment to all of the Company’s creditors from such cash receipts other than payments to creditors who hold evidence of indebtedness for borrowed money, the payment of which is already reflected in the calculation of the Fair Market Value of the Company and assuming that all of the convertible debt and other convertible securities were repaid or converted (whichever yields more cash to the holders of such convertible securities) and all options to acquire Units (whether or not currently exercisable) that have an exercise price below the Fair Market Value of such Units were exercised and the exercise price therefor paid. Except as otherwise provided herein or in any agreement, document or instrument contemplated hereby, any amount to be paid under this Agreement by reference to the Fair Market Value shall be paid in full in cash, and any Unit being transferred in exchange therefor will be transferred free and clear of all Liens.

ARTICLE X
DEFINITIONS
     Capitalized terms used but not otherwise defined herein shall have the following meanings:
     “Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.
     “Book Value” means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g); provided that the Book Value of any asset contributed to the Company shall be equal to the Fair Market Value of the contributed asset on the date of contribution.
     “Capital Contributions” means any cash, cash equivalents, promissory obligations, or the Fair Market Value of other property that a Member contributes or is deemed to have contributed to the Company with respect to any Unit pursuant to Section 3.1.
     “Code” means the United States Internal Revenue Code of 1986 and any successor statute, as amended from time to time.
     “Common Unit” means a Unit representing a fractional part of the interest of a Member in Profits, Losses and Distributions and having the rights and obligations specified with respect to Common Units in this Agreement.
     “Distribution” means each distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution, redemption, repurchase, or otherwise; provided that any recapitalization or exchange or conversion of securities of the Company, any redemption or repurchase of Units by the Company and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units shall not be deemed a Distribution.
     “Fair Market Value” means, with respect to any asset or equity interest, its fair market value determined according to Sections 9.1 and 9.2.
     “Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business, and (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit).
     “Liens” means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any

Subsidiary or any Affiliate thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company, any Subsidiary or any Affiliate under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).
     “Losses” means items of the Company loss and deduction determined according to Section 3.2.
     “Member LLC Agreement” means the limited liability company agreement of the Member, dated on or about December 30, 2008, as amended from time to time.
     “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, an investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.
     “Preferred Yield” means, with respect to each Series 1 Preferred Unit, for any period, the amount accruing on such Series 1 Preferred Unit on a daily basis, at the rate of 15.0% per annum, compounded on the 20th day of each March, June, September and December, commencing on March 20, 2009, on (a) the Series 1 Unreturned Capital of such Series 1 Preferred Unit plus (b) as the case may be, the Series 1 Unpaid Yield thereon from all prior quarterly periods. In calculating the amount of any Distribution to be made during a period, the portion of the Series 1 Preferred Unit’s Preferred Yield for the portion of such period elapsing before such Distribution is made shall be taken in account in determining the amount Distribution.
     “Profits” means items of the Company income and gain determined according to Section 3.2.
     “Required Interest” has the meaning specified in the Member LLC Agreement.
     “Series 1 Preferred Unit” means a Unit representing a fractional part of the interest of a Member in Profits, Losses and Distributions and having the rights and obligations specified with respect to Series 1 Preferred Units in this Agreement.
     “Series 1 Unpaid Yield” of any Series 1 Preferred Unit, means, as of any date, an amount equal to the excess, if any, of (a) the aggregate Preferred Yield accrued on such Series 1 Preferred Unit for all periods prior to such date (including partial periods) over (b) the aggregate amount of prior Distributions made by the Company that constitute payment of Preferred Yield on such Series 1 Preferred Unit.
     “Series 1 Unreturned Capital” means, with respect to any Series 1 Preferred Unit, as of any date, the aggregate Capital Contributions made or deemed to be made in exchange for such Series 1 Preferred Unit reduced by all Distributions made by the Company that constitute a return of Series 1 Unreturned Capital under Section 4.1(a)(ii).

     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
     “Treasury Regulations” means the income tax regulations promulgated under the Code and in effect from time to time.
     “Units” means the Series 1 Preferred Units and Common Units.
     “Voting Units” means the Common Units.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Amendment. This Agreement may be amended or modified only by a written instrument executed by the members holding a majority of the outstanding interest in the Company. In addition, the terms or conditions hereof may be waived by a written instrument executed by the party waiving compliance. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not be amended or modified in any way or matter that would adversely affect the holders of the Series 1 Preferred Units without the prior written consent of all holders of the Series 1 Preferred Units.
     Section 11.2 Remedies. Each Member and the Company shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.
     Section 11.3 Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs,

executors, administrators, successors, legal representatives, and permitted assigns, whether so expressed or not.
     Section 11.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.
     Section 11.5 Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and shall constitute the same instrument.
     Section 11.6 Consent to Jurisdiction. The Member irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the State of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. The Member further agrees that service of any process, summons, notice or document by United States certified or registered mail to the Member’s address set forth in the Company’s books and records or such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The Member irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the State of Delaware or the state courts of the State of Delaware and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.
     Section 11.7 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document, or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a year shall refer to a portion thereof. The use of the words “or,” “either,” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.
     Section 11.8 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of Delaware, and the parties agree to jurisdiction and venue therein.
     Section 11.9 Mutual Waiver of Jury Trial. Because disputes arising in connection with complex transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration, each party to this agreement (including the Company) hereby waives all rights to trial by jury in any action, suit, or proceeding brought to resolve any dispute between or among any of the parties hereto, whether arising in contract, tort, or otherwise, arising out of, connected with, related or incidental to this agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder.
     Section 11.10 Addresses and Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered Personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, and other communications shall be sent to the address for such recipient set forth in the Company’s books and records, or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any notice to the Board or the Company shall be deemed given if received by the Board at the principal office of the Company designated pursuant to Section 1.5.
     Section 11.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in profits, losses, distributions, capital, or property other than as a secured creditor.
     Section 11.12 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition. Notwithstanding the other provisions of this Agreement, Section 18-305(a) of the DLLCA shall not apply to the Company and no Member shall have any rights thereunder.
     Section 11.13 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.
     Section 11.14 Entire Agreement. This Agreement, those documents expressly referred to herein, and the other documents of even date herewith, and as of the date of the Original LLC Agreement, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation the Original LLC Agreement (which this Agreement amends, restates and supersedes in its entirety); provided, that neither the Member nor any other party shall be relieved of any liability for any breach of the Original LLC Agreement occurring prior to the date hereof.
     Section 11.15 Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
     Section 11.16 No Petition. Any holder of Series 1 Preferred Units, in that capacity, shall not petition or otherwise invoke, or cause the Company to invoke, the process of any court or government authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Company.
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     IN WITNESS WHEREOF, the undersigned has entered into this Agreement as of the date first written above.

TRIAD FINANCIAL HOLDINGS LLC
By:	/s/ Gerald J. Ford
	Name:	Gerald J. Ford
	Title:	Chief Executive Officer

Signature Page

Schedule A

		Number of Units
		Series 1
Name and Address of	Capital	Preferred	Common
Member	Contribution	Units	Units
Triad Financial Holdings LLC 200 Crescent Court, Suite 1350, Dallas, Texas 75201	$17,001,000[1]	17,000,000	1,000

TOTAL	$17,001,000	17,000,000	1,000

[1]	Triad Financial SM LLC was the survivor by merger from the merger between Triad Financial SM LLC and Triad Financial Corporation.